UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 29, 2006
Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT		06156
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(860) 273-0123

Former name or former address, if changed since last report:		Not applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
SIGNATURES

Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure.
At meetings or in other conversations with analysts or investors, Aetna Inc.’s (“Aetna’s”) management has recently reiterated its publicly disclosed operating earnings per share guidance of $0.63 per share1 for the second quarter 2006, and stated that it expects Aetna’s Commercial Risk medical cost ratio (“MCR”) for the second quarter to increase from the first quarter, and that this MCR is expected to subsequently decrease during the second half of the year. Aetna’s management will also reiterate these points in conversations during the remainder of June 2006.
1 Projected operating earnings per share exclude projected net realized capital gains or losses. In addition, projected operating earnings per share exclude a $47 million after tax charge for the write off of an insurance recoverable receivable in connection with a trial court summary judgment ruling, an $8 million after tax net charge from the write off of debt issuance costs and the recognition of a deferred gain on an interest rate swap in connection with the redemption of its Senior Notes due 2041 and the offering and sale of its Senior Notes reported by Aetna in its Current Reports on Form 8-K filed on May 9, 2006, May 18, 2006 and June 9, 2006, respectively. Aetna is not able to project the amount of future net realized capital gains or losses and other items and therefore cannot reconcile projected second quarter 2006 operating earnings per share to projected income from continuing operations per share. Projected operating earnings per share for the second quarter 2006 assume approximately 592 million weighted-average diluted shares. Projected operating earnings per share for second quarter 2006 include the effect of expensing stock-based compensation pursuant to Statement of Financial Accounting Standards No. 123 Revised, “Share-Based Payment” and reflect the effect of the February 17, 2006 two-for-one stock split.
ADDITIONAL INFORMATION; CAUTIONARY STATEMENT —The projections contained herein are forward looking. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition, reputational issues or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s operating model to a projected growing membership base and to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General, and others, and for which Aetna has received and may receive subpoenas, and may be subject to related litigation). For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2005 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2005 Annual Report on Form 10-K and 2006 first quarter report on Form 10-Q on file with the Securities and Exchange Commission for a discussion of Aetna’s historical results of operations and financial condition.
None of the information furnished in this report shall be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended. None of the information furnished in this report shall be incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETNA INC.
Date: June 29, 2006	By:	/s/ Ronald M. Olejniczak
Name: Ronald M. Olejniczak
Title: Vice President and Controller